Exhibit 10.1
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of June 25, 2007, by and between O.I. Corporation, an Oklahoma corporation (the “Company”), and J. Bruce Lancaster, an individual (“Executive”).
RECITALS
     WHEREAS, the Company has named Executive as its Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) and a member of the Board (defined below), and the Company and Executive desire to specify the terms and conditions with respect to Executive’s employment as CEO and CFO; and
     WHEREAS, the Company and Executive have determined that it is in their respective best interest to enter into this Agreement on the terms and conditions as set forth below.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and the respective covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. DEFINITIONS . In addition to the capitalized terms defined elsewhere herein, the following definitions shall be in effect under this Agreement:
          1.1 “Board” means the Company’s Board of Directors or the Compensation Committee thereof (or any other committee subsequently granted authority by the Board), subject to Section 5.6.
          1.2 “Cause” means (i) Executive’s failure to substantially perform his duties and responsibilities as described herein or as otherwise designated by the Board within 30 days after written demand for substantially improved performance is delivered to Executive identifying the manner in which the Company believes Executive has not substantially performed such duties and responsibilities, (ii) Executive’s willful misconduct amounting to fraud or dishonesty which is materially injurious to the Company or its subsidiaries, monetarily or otherwise, (iii) a violation by Executive of his responsibility to maintain non-public information confidential, including Executive’s breach of that certain Employee Patent and Proprietary Information Agreement dated January 8, 2007, between the Company and Executive, attached hereto as Exhibit A (the “EPPI”), which is materially injurious to the Company or (iv) any violation of the Company’s Code of Ethics, as the same may be amended from time to time, which is materially injurious to the Company.
          1.3 “Change in Control” shall be deemed to have occurred if:
               1.3.1 any “person,” as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the

Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) together with its “Affiliates” and “Associates”, as such terms are defined in Rule 12b-2 of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities;
               1.3.2 individuals who were the Board of Directors’ nominees for election as directors of the Company (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in subsections 1.3.1, 1.3.3 or 1.3.4 of this definition) immediately prior to a meeting of the shareholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board of Directors following the election;
               1.3.3 the shareholders of the Company approve a merger or consolidation of the Company with any other company other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 40% of the combined voting power of the Company’s then outstanding securities; or
               1.3.4 the shareholders of the Company adopt a plan of complete liquidation of the Company or approve an agreement for the sale, exchange or disposition by the Company of all or a significant portion of the Company’s assets. For purposes of this subsection 1.3.4, the term “the sale, exchange or disposition by the Company of all or a significant portion of the Company’s assets” shall mean a sale or other disposition transaction or series of related transactions involving assets of the Company or any subsidiary of the Company (including the stock of any subsidiary of the Company) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefore or by such other method as the Board reasonably determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than 50% of the fair market value of the Company (as hereinafter defined). For purposes of the preceding sentence, the “fair market value of the Company” shall be the aggregate market value of the outstanding shares of the Company’s common stock (including shares issuable upon the exercise of in-the-money stock options) plus the aggregate market value of the Company’s other outstanding equity securities. The aggregate market value of the shares of the Company’s common stock shall be determined by multiplying the number of shares of the Company’s common stock (including shares issuable upon the exercise of in-the-money stock options) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the “Transaction Date”) by the average closing price of the shares of the Company’s common stock for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity securities of the Company shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of the Company’s common stock or by such other method as the Board shall reasonably determine is appropriate.

          1.4 “Good Reason” shall mean any of the following:
               1.4.1 the failure of the Company to pay or cause to be paid Executive’s Base Salary when due hereunder;
               1.4.2 a 10% or greater reduction of the Executive’s Base Salary;
               1.4.3 a material reduction in Executive’s target annual bonus award (as set forth in Section 2.4.2 below);
               1.4.4 a material reduction in the equity compensation or other employee benefits paid to Executive, such that such equity compensation or employee benefits are inconsistent with those paid to other executive officers of the Company;
               1.4.5 a material diminution in the Executive’s duties, authority or responsibilities;
               1.4.6 a relocation of the Executive to a location more than fifty (50) miles from his home without Executive’s prior consent; or
               1.4.7 in the event of a Change in Control, the failure of the Company to obtain the agreement from any successor to assume, and agree to, this Agreement; provided, that, any of the events described in Sections 1.4.1, 1.4.2, 1.4.3, 1.4.4 and 1.4.5 shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from the Executive of written notice of the event which constitutes Good Reason and, provided further, that such notice is given within 30 days after Executive obtains knowledge that such events occurred.
     2. EMPLOYMENT AND DUTIES.
          2.1 Term. The Company hereby agrees to employ Executive as CEO and CFO, and Executive hereby accepts such employment commencing as of June 8, 2007 (the “Effective Date”). Executive acknowledges that his employment with the Company is for no specified period of time and constitutes “at-will” employment, which means that Executive’s employment may be terminated at any time, upon written notice to the other party, for any reason, or for no reason, at the option of either the Company or Executive, subject to the provisions of Section 2.5 below. Except as otherwise provided herein, this Agreement supersedes and terminates any and all prior agreements, discussions, and writings between Executive and any representative of the Company concerning and/or relating to Executive’s employment.
          2.2 Position. Executive shall serve as the CEO and CFO of the Company and shall report directly to the Board (the “Service”). At the Company’s request, Executive shall serve the Company’s subsidiaries and affiliates in other offices and capacities in addition to the foregoing. If Executive serves any one or more of such additional capacities, Executive’s compensation and benefits shall not be increased beyond that provided in Section 2.4. Further, if Executive’s service in one or more of such additional capacities is terminated, such termination shall not constitute a termination by the Company for Cause and Executive’s compensation and benefits provided herein shall not be reduced for so long as Executive otherwise remains employed by the Company under the terms of this Agreement.
          2.3 Duties. Executive shall have the authority and perform the duties customarily associated with his title and office, together with such additional duties of a company officer nature and commensurate with Executive’s title as may from time to time be assigned by the Board. While employed by the Company, Executive shall devote his full working time and best efforts to the performance of his duties and the furtherance of the interests of the Company and shall not be otherwise employed. Executive may not serve as an officer or director of, or otherwise be employed by or participate in, any other entity without the prior written consent of the Company; provided that, so long as it does not interfere with Executive’s employment, Executive may (a) with the prior written consent of the Company, serve as a director in a non-competing company, (b) serve as an officer, director, or otherwise participate in a purely educational, welfare, social, religious, or civic organization, and (c) manage personal and family investments.
          2.4 Compensation and Benefits.
               2.4.1 Base Salary. In consideration of the Service rendered to the Company hereunder by Executive, the Company shall pay Executive a base salary per annum of Two Hundred Twenty-Five Thousand Dollars ($225,000), less applicable statutory deductions and withholdings (the “Base Salary”), payable in accordance with the Company’s regular payroll procedures as presently in effect and as may be amended from time to time. The Company, by action of its Board or the Compensation Committee, may increase Executive’s Base Salary at any time and from time to time.
               2.4.2 Annual Bonus. Executive shall be eligible for an annual cash bonus payment with a target amount of 50% of Base Salary but with the potential for a bonus of up to 150% of Base Salary for extraordinary performance as such is to be determined pursuant to the Company’s executive performance program and as approved by the Board or Compensation Committee. Based on Executive’s performance as measured against the executive performance program, Executive may earn an annual bonus in a range from 0% to 150% of Base Salary. Subject to the provisions of Section 2.5, however, Executive shall not be entitled to any bonus payment unless Executive is employed by the Company on the date such bonus payments are to be made.
               2.4.3 Stock Options. Executive shall:
                    (i) receive on the date hereof, in accordance with the terms of the Qualified Stock Option Agreement/O.I. Corporation 2003 Incentive Compensation Plan (the “Plan”), a stock option to purchase up to 20,000 shares of the Common Stock of the Company, which shares shall vest over a four-year period (the “Stock Option”). The Stock Option shall vest with respect to 100% of the shares subject to the Stock Option immediately upon the date of the occurrence of a Change in Control (as defined in the Plan) or upon Executive’s death or Disability (defined below); and

                    (ii) be eligible on an annual basis to receive, pursuant to the Company’s executive performance program as approved by the Board or Compensation Committee, in accordance with the terms of the Plan or such other stock option plan as may be adopted by the Board and amended from time to time at the sole discretion of the Board, a stock option to purchase up to 25,000 shares of the Company’s Common Stock, which shares shall vest over a four-year period. Upon any change in control, any additional stock options shall vest in the manner set forth in the stock option plan pursuant to which such stock option is granted.
               2.4.4 Benefits. Executive shall be eligible to receive the following:
                    (i) Vacation, Sick Leave and Holidays . Executive shall be entitled to paid time off of up to 22 days per year through 2013, and shall be entitled to holidays in accordance with applicable Company policies, as presently in effect and amended from time to time. Following 2013, Executive shall be entitled to paid time off benefits in accordance with then applicable Company policies.
                    (ii) Employee Benefits. Executive shall be eligible for and entitled to participate in all other benefit plans and arrangements as may be maintained by the Company for its executive officers in accordance with applicable Company policies and the terms of the applicable benefit plans as presently in effect and amended from time to time, such as, without limitation, any medical, dental, vision, pension, 401(k), and accident, disability, and life insurance benefits.
                    (iii) Expenses. The Company shall pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses actually incurred by Executive in the performance of Executive’s Services under this Agreement, provided Executive provides proper records and/or receipts for such expenses and otherwise properly accounts for such expenses in accordance with the Company’s reimbursement policies as presently in effect and amended from time to time.
                    (iv) D&O Insurance Coverage. Executive shall be entitled to director and officer insurance coverage for his acts and omissions while employed as an officer and director of the Company on a basis no less favorable to him than the coverage provided to all other similarly situated officers and directors.
                    (v) Automobile. Executive will be provided a vehicle for use in connection with Company business. All expenses you incur in connection with the business use of the vehicle will be reimbursed by the Company. Personal use of the vehicle by Executive will result in the equivalent of taxable income to Executive which will be reported on Executive’s W-2. Maintaining a record of the business use of the vehicle will be Executive’s responsibility.

          2.5 Termination.
               2.5.1 Termination For Cause. The Board may terminate Executive’s employment for Cause. Such termination shall be communicated by the delivery of a notice of termination to Executive in accordance with Section 5.1 and shall be effective as of the date of delivery of the notice of termination. Executive shall have no right to receive any compensation including, without limitation, bonus, on and after the effective date of such termination other than the following as of the date of termination: (A) Executive’s Base Salary then in effect which has been earned but unpaid; (B) vested benefits under any employee benefit plan then in effect and applicable to Executive; (C) any benefits to which Executive is entitled under law; and (D) any expenses which are reimbursable under this Agreement and incurred prior to the date of termination. Executive shall receive accrued, unused vacation pay in accordance with Company policy.
               2.5.2 Termination Without Cause. The Board may terminate Executive’s employment without Cause. Such termination shall be communicated by the delivery of a notice of termination to Executive in accordance with Section 5.1 and shall be effective as the date of delivery of the notice of termination, unless otherwise stated in the notice of termination. If Executive’s employment is terminated without Cause, then (i) other than obligations under this subsection, the Company’s obligations under this Agreement shall immediately cease, and (ii) Executive shall be entitled to receive payment of the aggregate amount of the following as of the date of termination: (A) Executive’s Base Salary then in effect which has been earned but unpaid; (B) earned but unpaid bonus, and accrued, unused paid vacation; (C) vested benefits under any employee benefit plan then in effect and applicable to Executive; (D) any benefits to which Executive is entitled under law; and (E) any expenses which are reimbursable under this Agreement and incurred prior to the date of termination. In addition, Executive shall be entitled to receive severance benefits equivalent to twelve (12) months Base Salary then in effect, less applicable statutory deductions and withholdings and the Company shall continue to provide health benefits to Executive during such twelve (12) month period (“Severance Benefits”), provided that the Company’s obligation to pay, and Executive’s right to receive, Severance Benefits shall be conditioned upon Executive’s execution of a general release of and covenant not to sue the Company and related parties, and reaffirmation of Executive’s agreements not to disclose, use, or make available the Company’s trade secrets and confidential information, and shall cease in the event of Executive’s breach of his obligations under this Agreement and/or the EPPI.
               2.5.3 Termination Upon Death or Disability. If Executive dies while employed by the Company, Executive’s employment shall terminate as of the date of Executive’s death. If Executive by virtue of physical or mental disability is unable to perform substantially and continuously the essential functions of his duties, even with reasonable accommodation, for a period in excess of 90 consecutive or non-consecutive days out of any consecutive 12-month period (“Disability”), the Board shall have the right to terminate this Agreement upon notice in writing to Executive in accordance with Section 5.1. If Executive’s employment is terminated because of death or Disability, then (i) other than obligations under this subsection, the Company’s obligations under this Agreement shall immediately cease, and (ii) Executive or, in the case of the death of Executive, Executive’s estate, heirs, next of kin, distributes, executors or administrators shall be entitled to receive payment of the aggregate amount of the following as of the date of termination: (A) Executive’s Base Salary then in effect which has been earned but unpaid; (B) earned but unpaid bonus, and accrued, unused paid vacation; (C) vested benefits under any employee benefit plan then in effect and applicable to Executive; (D) any benefits to which Executive is entitled under law; and (E) any expenses which are reimbursable under this Agreement and incurred prior to the date of termination. No provision of this Agreement shall limit any of Executive’s rights under any insurance, pension, or other benefit programs of the Company for which Executive shall be eligible at the time of such death or Disability.
               2.5.4 WARN Act Offset. In the event that Executive’s termination by the Company with or without Cause is covered by the Worker Adjustment and Retraining Notification Act or similar state law (the “WARN Act “) at the time of Executive’s termination, or is deemed to be covered by the WARN Act retrospectively after Executive’s termination, the amount of any severance payments Executive may be entitled to receive under this Agreement shall be reduced by an amount equal to any payments the Company is required to provide Executive under the WARN Act and/or by the amount of pay Executive receives during any portion of the WARN Act’s notice period where Executive does not perform any work for the Company.
               2.5.5 Effect of Change in Control. If, within twelve (12) months of a Change in Control, Executive is terminated without Cause or resigns for Good Reason, then (i) the Company’s obligations under this Agreement shall immediately cease, and (ii) Executive shall be entitled to receive payment of the aggregate amount of the following as of the date of termination: (A) Executive’s Base Salary then in effect which has been earned but unpaid; (B) earned but unpaid bonus, and accrued, unused paid vacation; (C) vested benefits under any employee benefit plan then in effect and applicable to Executive; (D) any benefits to which Executive is entitled under law; and (E) any expenses which are reimbursable under this Agreement and incurred prior to the date of termination. In addition, Executive shall be entitled to receive severance benefits equivalent to twenty-four (24) months Base Salary then in effect, less applicable statutory deductions and withholdings and the Company shall continue to provide health benefits to Executive during such twenty-four (24) month period (“Change in Control Benefits”), provided that the Company’s obligation to pay, and Executive’s right to receive, Change in Control Benefits shall be conditioned upon Executive’s execution of a general release of and covenant not to sue the Company and related parties, and reaffirmation of Executive’s agreements not to disclose, use, or make available the Company’s trade secrets and confidential information, and shall cease in the event of Executive’s breach of his obligations under this Agreement and/or the EPPI.
     3. PROTECTION OF COMPANY’S TRADE SECRETS AND CONFIDENTIAL INFORMATION. Executive acknowledges that he has read and will comply with the provisions of the EPPI. Executive understands and agrees that he will be bound by the EPPI and that the EPPI survives the termination of this Agreement and/or Executive’s employment with the Company. A copy of the EPPI is attached hereto as Exhibit A.
     4. REPRESENTATIONS AND WARRANTIES BY EXECUTIVE. Executive represents and warrants to the Company that (i) this Agreement is valid and binding upon and enforceable against him in accordance with its terms, (ii) Executive is not bound by or subject to any contractual or other obligation that would be violated by his execution or performance of this Agreement, including, but not limited to, any non-competition agreement presently in effect, and (iii) other than matters known and discussed by the Board, Executive is not subject to any pending or, to Executive’s knowledge, threatened claim, action, judgment, order, or investigation that could adversely affect his ability to perform his obligations under this Agreement or the business reputation of the Company. Executive has not entered into, and agrees that, until such time as Executive is no longer employed by the Company, he will not enter into, any agreement either written or oral in conflict with this Agreement.
     5. MISCELLANEOUS.
          5.1 Notices. All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if (i) delivered personally to a person authorized to accept, (ii) delivered by facsimile transmission with transmission confirmation, (iii) mailed (by U.S. certified or registered mail, return receipt requested), or (iv) delivered by overnight courier at the following addresses and facsimile numbers:
If to the Company:
O.I. Corporation
151 Graham Road
P.O. Box 9010
College Station, TX 77842-9010
Facsimile: (979) 690-5550
Attn: Corporate Secretary
With a copy to:
Andrews Kurth LLP
111 Congress Avenue, Suite 1700
Austin, TX 78701
Attention: Ted Gilman
Facsimile: (512) 320-9292
If to Executive:
Bruce Lancaster
[address]

Facsimile: (979) 690-6975
All such notices, request, and other written communications will (i) if delivered personally or by overnight carrier to the address as provided in this Section 5.1, be deemed given upon delivery and (ii) if delivered by facsimile transmission or by U.S. mail in the manner and to the address as provided in this Section 5.1, be deemed given three (3) days after the date of the facsimile transmission verification or after deposit in the U.S. mail. Any party from time to time may change its address, facsimile number, or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.
          5.2 Entire Agreement. This Agreement supersedes all prior discussions and agreements among the parties, including the Employment Offer Letter dated January 4, 2007 between Executive and the Company, with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to Executive’s employment.
          5.3 Survival. The respective rights and obligations of the parties set forth in (i) Sections 3, 4 and this Section 5 shall survive the termination of this Agreement and/or Executive’s employment with the Company, and (ii) Sections 2.5.2, 2.5.3, 2.5.4 and 2.5.5 shall survive the termination of this Agreement and/or Executive’s employment with the Company to the extent of any unfulfilled obligations thereunder.
          5.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.
          5.5 Amendment. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto.
          5.6 Committee Authority. All determinations and other actions required or permitted hereunder to be made by or on behalf of the Company or the Board may be made by either the Board (excluding Executive therefrom) or the Compensation Committee of the Board (or any other committee subsequently granted authority by the Board); provided that the actions of the Compensation Committee (or any other committee subsequently granted authority by the Board) shall be subject to the authority then vested in such committee by the Board; and provided further that a decision or action by the Compensation Committee (or any other committee subsequently granted authority by the Board) hereunder shall be subject to review or modification by the Board if the Board so chooses.
          5.7 Tax and Legal Advice. Executive has had an opportunity to consult with his legal counsel and tax and other advisors regarding the preparation of and the contents contained in this Agreement.
          5.8 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and the Company’s successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person or entity.
          5.9 No Assignment; Binding Effect. This Agreement shall inure to the benefit of any successors or assigns of the Company. Executive shall not be entitled to assign his obligations under this Agreement.

          5.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
          5.11 Severability. The Company and Executive intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this Agreement is too broad to be enforced as written, the Company and Executive intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by illegal, invalid, or unenforceable provisions or by their severance.
          5.12 General Creditor Status. All cash payments to which Executive may become entitled hereunder will be paid, when due, from the general assets of the Company, and no trust fund, escrow arrangement, or other segregated account will be established as a funding vehicle for such payment. Accordingly, Executive’s right (or the right of the personal representatives or beneficiaries of Executive’s estate) to receive such cash payments hereunder will at all times be that of a general creditor of the Company and will have no priority over the claims of other general creditors.
          5.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to conflicts of laws principles.
          5.14 Jurisdiction. WITH RESPECT TO ANY SUIT, ACTION, OR OTHER PROCEEDING ARISING FROM OR RELATING TO THIS AGREEMENT, THE COMPANY AND EXECUTIVE HEREBY IRREVOCABLY AGREE TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS AND ANY TEXAS STATE COURT WITHIN BRAZOS COUNTY, TEXAS.
          5.15 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed on the date first written above.

“COMPANY” O.I. CORPORATION
By:	/s/ Laura Samuelson
	Name:	Laura Samuelson
	Title:	Corp. Counsel & Corp. Secretary
	Date:	June 26, 2007

“EXECUTIVE”
/s/ J. Bruce Lancaster
J. Bruce Lancaster
Date:	June 25, 2007

EXHIBIT A
(Employee Patent and Proprietary Information Agreement)

O.I. CORPORATION
Employee Patent and Proprietary Information Agreement
To O.I. Corporation:
In consideration of my employment with O.I. Corporation (the “Company”), and of the salary paid for my services in the course of such employment and other good and valuable consideration the receipt and sufficiency which is hereby acknowledged, I agree
a)	to communicate to the Company or its nominee promptly and fully all inventions or discoveries made, conceived, or reduced to practice, by me (whether made, conceived, or reduced to practice solely by me or jointly with others) from the time of entering the Company’s employ until I leave, (1) which relate in any respect to the lines of the business, work or investigations of the Company or of companies which it owns or controls at the time of such inventions or discoveries, or (2) which result from or are suggested by any work which I may do for or on behalf of the Company;

b)	to assign to the Company such inventions or discoveries and all patents which may be issued thereon (in any and all countries where issued), and to assist the Company, during and subsequent to such employment, in every reasonable manner (entirely at the Company’s expense) in obtaining the rights to and benefit of such inventions, discoveries and patents;

c)	to keep and maintain adequate and current written records of all such inventions or discoveries in the form of notes, sketches, drawings, or reports relating thereto, which records shall be and remain the property of the Company or the Government, as the case may be, and shall be available to the Company or its nominee at all times;

d)	except as the Company may otherwise consent, in writing, not to use except for the benefit of the Company or disclose at any time either during or subsequent to my employment to persons outside of the Company or other employees within the Company not authorized to have access to such, any confidential, trade secret, or proprietary information of the Company or of companies which it owns or controls (“O.I. Corporation Proprietary Information”). For the purpose of this agreement, O.I. Corporation Proprietary Information shall include, among others, information relating to matters of a technical nature such as formulas, methods, products, processes or machines, inventions, discoveries and research projects; and information relating to matters of a business nature such as costs and margins, employee identity, marketing, sales, business plans, information regarding competitors, lists of customers, project and departmental staffing, plans for future development; and any other Company information which is not generally known to the public or which gives the Company an opportunity to obtain an advantage over competitors who do not know or use that information.

e)	to deliver promptly to the Company on termination of my employment with the Company, or at any time it may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints, and all other documents relating to or referring to the Company including but not limited to those containing O.I. Corporation Proprietary Information, including all copies of such materials whether stored electronically or otherwise, which I may then possess or have under my control.
I further acknowledge that the Company will face irreparable injury in the event that I breach any of my commitments in the foregoing paragraphs a)-e) and agree that the Company will be entitled to injunctive relief and/or specific performance in the event that I breach any of those provisions.
I also further acknowledge that the Company has an explicit policy of not using proprietary information of other companies. I therefore obligate myself not to use or disclose any confidential or proprietary information of another during the course of my employment by the Company. If I determine that I am being placed in a position in the Company where my duties and my loyalties to the Company might cause me, even in the best of good faith, to use or disclose the confidential or proprietary information of another, I will promptly inform a superior in writing so that appropriate actions may be considered and/or taken.
I further confirm that I am not restricted by any prior employee agreement from taking the position or assuming the duties for which I am being employed.
This Agreement, which supersedes all earlier patent and proprietary information agreements, if any, may not be changed or modified or released, discharged, abandoned or otherwise terminated, in whole or in part, except by an instrument in writing signed by an employee and an officer or other authorized executive of the Company.

/s/ Sharon Lindley Witness Signature	/s/ J. Bruce Lancaster Signature (Employee sign name in full)

Sharon Lindley Print Name	J. Bruce Lancaster Print Name

HR Manager Position	1/8/2007 Date (To be written in by employee)
ACKNOWLEDGED AND AGREED:
O.I. Corporation
By: /s/ Sharon Lindley
Name: Sharon Lindley
Title: HR Manager
Date: 1/8/2007

TERMINATION STATEMENT:
I certify that I have returned to the Company, all memoranda, notes, records, reports, manuals, drawings, blueprints and all other documents relating to or referring to the Company or containing Company Proprietary Information, including all copies of such materials whether stored electronically or otherwise which I have possessed or had under my control, and I understand my continuing responsibility not to use except for the benefit of the Company or disclose Company Proprietary Information to persons outside the Company.

Witness	Employee’s Signature

Date: